Exhibit 99.1

NEWS RELEASE

Wilshire Bancorp Announces Acquisition of Saehan Bancorp

Two Valuable Korean-American Franchises Combine To Create Significant Stakeholder Value

Acquisition Of Saehan Bancorp To Add Nearly $550 Million In Assets To Wilshire Bancorp

LOS ANGELES (July 15, 2013) — Wilshire Bancorp, Inc. (NASDAQ: WIBC), the parent company of Wilshire State Bank, and Saehan Bancorp (OTCQB: SAEB), the parent company of Saehan Bank, today jointly announced that Wilshire Bancorp has agreed to acquire Saehan Bancorp at the price of $0.42 per share which is valued at approximately $105.5 million, based on Wilshire’s most recent closing price. The combined company will have approximately $3.5 billion in assets with 35 branches.

“Saehan Bank has been a respected competitor for years and we believe their operations will add significant value to the Wilshire State Bank franchise,” said Jae Whan Yoo, President and Chief Executive Officer of Wilshire Bancorp and Wilshire State Bank.  “Saehan Bank has a very loyal and attractive customer base that we believe will enjoy the expanded product and service offerings, greater lending limits, and increased convenience that Wilshire State Bank can offer.  With significant overlap in our operations, we believe that we will have a high level of cost savings opportunities that will enhance the combined bank’s earnings power.  In addition, there are good opportunities we think to restructure Saehan Bank’s balance sheet to enhance the amount of net interest income generated from their operations.  As we indicated entering 2013, we were focused on deploying our excess capital in ways that will enhance shareholder value.  With our pending acquisitions of BankAsiana in the New York/New Jersey market and Saehan Bancorp in Los Angeles, we believe we have prudently deployed excess capital to expand our franchise and increase our earnings power going forward.”

“Wilshire Bancorp is a great fit for Saehan Bancorp, with a similar corporate culture and commitment to serving the Korean-American community in Los Angeles,” said Dong Il Kim, President and Chief Executive Officer of Saehan Bancorp.  “We appreciate the loyalty that our customers have shown to Saehan and we look forward to continuing to serve their financial needs as part of Wilshire Bancorp.  We are pleased to find a partner that will reward our shareholders, while also having the ability to integrate our operations smoothly and ensure that our customers continue to receive a superior level of service.”

The agreement was unanimously approved by the Board of Directors of each company. In addition, shareholders of Saehan Bancorp owning or controlling approximately 52% in the aggregate of the current outstanding shares of Saehan Bancorp have entered into voting and support agreements requiring them, subject to the terms and conditions thereof, to vote in favor of the merger.  A two-thirds vote of the outstanding shares of Saehan common stock is necessary for shareholder approval of the merger.

Excluding transaction costs, the merger is expected to be immediately accretive to Wilshire Bancorp’s earnings per share in the first year, with double digit accretion in subsequent years, and an internal rate of return in excess of 20%. Anticipated gross synergies are expected to be approximately $12.3 million, with 75% being realized in 2014 and 100% being realized thereafter. The transaction is expected to be completed by the end of this year, after the fulfillment of certain customary conditions to closing, including the approval of the shareholders of Saehan Bancorp and receipt of necessary regulatory approvals.

Under the terms of the merger agreement each Saehan Bancorp share will be converted to a right to receive, subject to allocation procedures and certain limitations, either (i) 0.06080 shares of Wilshire Bancorp common stock or (ii) $0.4247 in cash or (iii) a unit consisting of Wilshire Bancorp common stock and cash. Saehan Bancorp shareholders will receive a fixed amount of cash totaling approximately $50.4 million and a fixed amount of Wilshire Bancorp common stock totaling approximately 7.2 million shares. The actual value received by Saehan Bancorp shareholders on a per share basis for those receiving Wilshire common stock will fluctuate based on Wilshire Bancorp’s stock price.

Wilshire was advised in this transaction by Macquarie Capital, as financial advisor and Hunton & Williams LLP, as legal counsel. Saehan was advised by B. Riley & Co., as financial advisor and King, Holmes, Paterno & Berliner, as legal counsel.

Additional Financial Information

•                  As of March 31, 2013, Saehan Bancorp had total assets of $542.3 million, total net loans of $365.4 million, and total deposits of $458.3 million.

•                  On a proforma basis, including the pending acquisitions of BankAsiana and Saehan Bancorp, as of March 31, 2013, Wilshire Bancorp would have approximately $3.5 billion in total assets, $2.7 billion in net loans, and $2.8 billion in total deposits

•                  An investor presentation for this transaction can be accessed on the websites for Wilshire Bancorp and Saehan Bancorp at www.wilshirebank.com and www.saehanbank.com, within the investor relations sections of each website.

ABOUT WILSHIRE BANCORP

Headquartered in Los Angeles, Wilshire State Bank operates 25 branch offices in California, Texas, New Jersey and New York, and eight loan production offices in Dallas and Houston, TX, Atlanta, GA, Aurora, CO, Annandale, VA, Fort Lee, NJ, Newark, CA, and Bellevue, WA, and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area.  For more information, please go to www.wilshirebank.com.

ABOUT SAEHANBANCORP

Saehan Bancorp is a bank holding company with headquarters in Los Angeles, California. Its wholly owned subsidiary, Saehan Bank, offers a comprehensive range of financial solutions to meet the needs of multi-ethnic communities in the United States. Saehan Bancorp is committed to satisfying customers and creating shareholder value. Its ten retail branch offices, International Department and SBA Department focus on fulfilling these commitments to customers and shareholders.

FORWARD-LOOKING STATEMENTS

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed transaction involving Wilshire and Saehan including future financial and operating results, Wilshire’s or Saehan’s plans, objectives, expectations and intentions, the expected timing of completion of the transaction, and other statements that are not historical facts. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties relating to: (i) the ability to obtain the requisite Saehan shareholder approvals; (ii) the risk that Wilshire or Saehan may be unable to obtain governmental and regulatory approvals required for the transaction, or required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could cause the parties to abandon the transaction; (iii) the risk that a condition to closing of the transaction may not be satisfied; (iv) the timing to consummate the proposed transaction; (v) the risk that the businesses will not be integrated successfully; (vi) the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; (vii) disruption from the transaction making it more difficult to maintain relationships with customers, employees or vendors; (viii) the diversion of management time on transaction-related issues; (ix) general worldwide economic conditions and related uncertainties; (x) the effect of changes in governmental regulations; (xi) credit risk associated with an obligor’s failure to meet the terms of any contract with the bank or to otherwise perform as agreed; (xii) interest risk involving the effect of a change in interest rates on both the bank’s earnings and the market value of the portfolio equity; (xiii) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (xiv) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (xv) transaction risk arising from problems with service or product delivery; (xvi) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (xvii) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (xviii) reputation risk that adversely affects earnings or capital arising from negative public opinion; (xix) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (xx) economic downturn risk resulting in deterioration in the credit markets; (xxi) greater than expected noninterest expenses; (xxii) excessive loan losses; and (xxiii) other factors we discuss or refer to in the “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the SEC. Additional risks and uncertainties are identified and discussed in Wilshire’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of the particular statement and Wilshire undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION ABOUT THE PROPOSED MERGER AND WHERE TO FIND IT

This communication relates to a proposed merger between Wilshire and Saehan that will become the subject of a registration statement, which will include a proxy statement/prospectus, to be filed with the SEC that will provide full details of the proposed merger and the attendant benefits and risks.  This communication is not a substitute for the proxy statement/prospectus or any other document that Wilshire or Saehan may file with the SEC or send to their shareholders in connection with the proposed merger.  Investors and security holders are urged to read the registration statement on Form S-4, including the definitive proxy statement/prospectus, and all other relevant documents filed with the SEC or sent to shareholders as they become available because they will contain important information about the proposed merger.  All documents, when filed, will be available free of charge at the SEC’s website (www.sec.gov).  You may also obtain these documents by contacting Wilshire’s Corporate Secretary, at Wilshire Bancorp, Inc., 3200 Wilshire Boulevard, Los Angeles, California 90010, or via e-mail at alexko@wilshirebank.com.  This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

PARTICIPANTS IN THE SOLICITATION

Wilshire, Saehan and their respective directors and executive officers may be deemed to be participants in any solicitation of proxies in connection with the proposed mergers.  Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the merger when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

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CONTACT INFORMATION

For Wilshire Bancorp:

Alex Ko, EVP & CFO

(213) 427-6560

For Saehan Bancorp:

Daniel Kim, EVP & CFO

(213) 637-4802